Exhibit 99.1

Core-Mark Announces Second Quarter 2013 Financial Results

•	Net Sales Grew 10% and Non-Cigarette Sales Grew 14%

•	Diluted EPS of $1.01- a 16% Increase

•	Adjusted EBITDA of $32.5 Million for Quarter, $48.4 Million YTD

•	Reaffirms Guidance Including Annual Sales & Adjusted EBITDA

South San Francisco, California - August 7, 2013 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2013.

“This was a strong quarter where we generated solid sales momentum and are on pace to reach our 2013 goals. We are executing our key strategies well, growing our business at a healthy rate and investing in the relevant tools and services that our customers need to compete in the market place,” said Thomas B. Perkins, President and Chief Executive Officer.  “In the second quarter we saw a rebound in consumer demand from the first quarter reflecting the health of the industry and Core-Mark.”

Second Quarter

Net sales increased 9.7% to $2.51 billion for the second quarter of 2013 compared to $2.29 billion for the same period in 2012. Excluding excise taxes, net sales increased 11.9%. Cigarette cartons sales grew 7.6% while non-cigarette sales grew 13.7%. The increase in sales was driven primarily by our Carolina division, which we acquired in December 2012, and an increase in same-store non-cigarette sales.

Gross profit for the second quarter of 2013 was $137.0 million compared to $122.6 million in the second quarter of 2012. Remaining gross profit increased 10.6% to $136.8 million. Non-cigarette remaining gross profit grew 14.0% to $96.9 million, whereas cigarette remaining gross profit grew 2.8% to $39.9 million compared to the second quarter in 2012. The following table reconciles the components of remaining gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2013	2012	% Change

Gross profit	$137.0	$122.6	11.7%
Cigarette inventory holding gains	(3.9)	(3.2)
LIFO expense	3.7	4.3
Remaining gross profit	$136.8	$123.7	10.6%

The Company’s operating expenses for the second quarter of 2013 were $116.4 million compared to $104.8 million in the same quarter of 2012. Operating expenses as a percentage of sales increased six basis points due to a shift in mix toward the more profitable non-cigarette products, which have lower sales price points.

Net income for the second quarter of 2013 was $11.7 million compared to $10.1 million for the same period in 2012, a 15.8% increase. Adjusted EBITDA was $32.5 million in the second quarter of 2013 compared to $29.8 million in the second quarter of 2012, an increase of more than 9%. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2013	2012	% Change

Net income	$11.7	$10.1	15.8%
Interest expense, net (1)	0.7	0.5
Provision for income taxes	8.1	7.0
Depreciation & amortization	6.8	6.4
LIFO expense	3.7	4.3
Stock-based compensation expense	1.4	1.3
Foreign currency transaction losses, net	0.1	0.2
Adjusted EBITDA	$32.5	$29.8	9.1%
______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $1.01 for the second quarter this year compared to $0.87 in the second quarter of last year. Excluding LIFO expenses, diluted earnings per share were $1.20 in this quarter compared to $1.09 for the second quarter in 2012.

First Six Months of 2013

Net sales were $4.66 billion for the first six months of 2013 compared to $4.39 billion for the same period in 2012, a 6.1% increase despite one less selling day in 2013. The increase in sales was driven mainly by our Carolina division which we acquired in December of 2012. Improvements in non-cigarette same store sales, particularly in the second quarter, also contributed to the increase in net sales.

Gross profit for the first six months of 2013 was $253.0 million compared to $232.8 million for the same period last year. Remaining gross profit was $254.9 million in the first half of 2013 compared to $235.7 million in the first half of 2012, an increase of $19.2 million or 8.1%. The increase in remaining gross profit was driven by higher non-cigarette sales and corresponding margin growth of 16 basis points. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2013	2012	% Change

Gross profit	$253.0	$232.8	8.7%
Cigarette inventory holding gains	(4.7)	(4.3)
LIFO expense	6.6	7.2
Remaining gross profit	$254.9	$235.7	8.1%

The Company’s operating expenses for the first half of 2013 increased to $227.3 million compared to $208.8 million in the first half of 2012, driven by the Carolina division acquisition. Operating expenses as a percentage of sales increased 12 basis points due primarily to a shift in mix toward the more profitable non-cigarette products, which have lower sales price points.

Net income for the first half of 2013 was $14.3 million compared to $13.7 million for the same period in 2012. In addition, Adjusted EBITDA increased from $46.6 million in the first half of 2012 to $48.4 million in the first half of 2013, components of which are provided in the table below.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2013	2012	% Change

Net income	$14.3	$13.7	4.4%
Interest expense, net (1)	1.3	1.0
Provision for income taxes	9.6	9.2
Depreciation & amortization	13.4	12.7
LIFO expense	6.6	7.2
Stock-based compensation expense	2.7	2.7
Foreign currency transaction losses, net	0.5	0.1
Adjusted EBITDA	$48.4	$46.6	3.9%
______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $1.23 for the first half of this year compared to $1.18 in the first half of last year. Excluding LIFO expenses, diluted earnings per share were $1.57 compared to $1.54 for the first half of 2012. In addition, per share results were impacted by other items, which are reconciled in the attached diluted EPS table following the financial schedules.

Guidance for 2013

The Company reaffirms its 2013 guidance. Annual net sales in 2013 are expected to be between $9.8 billion and $10.0 billion, a 10% to 12% increase compared to 2012.  This expected growth is driven by incremental sales from our new Carolina division, market share gains including our Turkey Hill contract and other contracts, additional penetration into existing stores, and leveraging our vendor consolidation and focused marketing initiatives.

Adjusted EBITDA for 2013 is expected to be between $112 million and $115 million, an 11% to 14% increase over 2012 which includes some start-up and conversion costs associated with the new Carolina division.  Diluted earnings per share for the full year are expected to be between $3.10 and $3.25 or between $3.90 and $4.05 excluding the impact of LIFO expense. For 2013 we are expecting approximately $16 million in LIFO expense, a 40% tax rate and 11.8 million fully diluted shares outstanding.

Capital expenditures for 2013 are expected not to exceed $30 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Wednesday, August 7, 2013 at 9:00 a.m. Pacific time during which management will review the results of the second quarter. The call may be accessed by dialing 1-800-588-4973 using the code 35282385. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2013 net sales, Adjusted EBITDA, diluted earnings per share, LIFO expense, tax rates, outstanding shares of capital stock, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets, including direct distribution by manufacturers; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims, counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; exposure to employee health benefit costs; compliance with governmental regulations; earthquake and natural disaster damage; exposure to insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes;

changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital, including any restrictions placed on our operations by such borrowings; and changes to accounting rules or regulations. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$20.1	$19.1
Restricted cash	11.0	10.9
Accounts receivable, net of allowance for doubtful accounts of $9.8 and $10.9
at June 30, 2013 and December 31, 2012, respectively	278.4	228.1
Other receivables, net	55.5	53.8
Inventories, net	314.6	366.4
Deposits and prepayments	72.1	40.3
Deferred income taxes	8.2	8.2
Total current assets	759.9	726.8
Property and equipment, net	111.4	114.7
Goodwill	23.0	22.8
Other intangible assets, net	20.0	21.4
Other non-current assets, net	30.8	33.5
Total assets	$945.1	$919.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$136.4	$94.4
Book overdrafts	29.1	24.7
Cigarette and tobacco taxes payable	155.2	165.6
Accrued liabilities	87.6	79.5
Deferred income taxes	3.3	3.4
Total current liabilities	411.6	367.6
Long-term debt	58.6	84.7
Deferred income taxes	11.1	11.7
Other long-term liabilities	11.7	12.1
Claims liabilities, net	27.3	28.1
Pension liabilities	13.4	14.8
Total liabilities	533.7	519.0
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized;12,758,985 and
12,602,806 shares issued; 11,524,799 and 11,446,229 shares outstanding at
June 30, 2013 and December 31, 2012, respectively)	0.1	0.1
Additional paid-in capital	253.2	249.2
Treasury stock at cost (1,234,186 and 1,156,577 shares of common stock at
June 30, 2013 and December 31, 2012, respectively)	(41.2)	(37.4)
Retained earnings	207.0	194.9
Accumulated other comprehensive loss	(7.7)	(6.6)
Total stockholders’ equity	411.4	400.2
Total liabilities and stockholders’ equity	$945.1	$919.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$2,509.9	$2,287.3	$4,655.6	$4,388.0
Cost of goods sold	2,372.9	2,164.7	4,402.6	4,155.2
Gross profit	137.0	122.6	253.0	232.8
Warehousing and distribution expenses	72.8	66.2	140.5	129.6
Selling, general and administrative expenses	42.9	37.8	85.4	77.5
Amortization of intangible assets	0.7	0.8	1.4	1.7
Total operating expenses	116.4	104.8	227.3	208.8
Income from operations	20.6	17.8	25.7	24.0
Interest expense	(0.8)	(0.6)	(1.5)	(1.2)
Interest income	0.1	0.1	0.2	0.2
Foreign currency transaction losses, net	(0.1)	(0.2)	(0.5)	(0.1)
Income before income taxes	19.8	17.1	23.9	22.9
Provision for income taxes	(8.1)	(7.0)	(9.6)	(9.2)
Net income	$11.7	$10.1	$14.3	$13.7

Basic net income per common share (1)	$1.02	$0.89	$1.24	$1.20
Diluted net income per common share (1)	$1.01	$0.87	$1.23	$1.18

Basic weighted-average shares	11.5	11.4	11.5	11.4
Diluted weighted-average shares	11.6	11.6	11.6	11.6

Dividends declared and paid per common share	$0.19	$0.17	$0.19	$0.34
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$14.3	$13.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	6.6	7.0
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	2.7	2.7
Bad debt expense, net	0.4	0.6
Depreciation and amortization	13.4	12.7
Foreign currency transaction losses, net	0.5	0.1
Changes in operating assets and liabilities:
Accounts receivable, net	(51.6)	(35.4)
Other receivables, net	(2.0)	(8.0)
Inventories, net	42.4	68.9
Deposits, prepayments and other non-current assets	(31.2)	(11.0)
Accounts payable	42.9	17.9
Cigarette and tobacco taxes payable	(8.2)	(28.1)
Pension, claims, accrued and other long-term liabilities	5.4	(3.5)
Net cash provided by operating activities	35.8	37.8
Cash flows from investing activities:
Change in restricted cash	(0.7)	2.1
Additions to property and equipment, net	(6.7)	(13.2)
Proceeds from sale of fixed assets	—	0.2
Net cash used in investing activities	(7.4)	(10.9)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(26.3)	(14.3)
Principal payments under capital lease obligations	(0.5)	(0.2)
Dividends paid	(2.2)	(3.9)
Payments of financing costs	(0.3)	—
Repurchases of common stock	(3.8)	(0.7)
Proceeds from exercise of common stock options	2.0	1.9
Tax withholdings related to net share settlements of restricted stock units	(2.1)	(0.9)
Excess tax deductions associated with stock-based compensation	1.4	0.5
Increase (decrease) in book overdrafts	4.4	(6.9)
Net cash used in financing activities	(27.4)	(24.5)
Effects of changes in foreign exchange rates	—	(0.2)
Increase in cash and cash equivalents	1.0	2.2
Cash and cash equivalents, beginning of period	19.1	15.2
Cash and cash equivalents, end of period	$20.1	$17.4
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$11.8	$4.8
Interest paid	$0.8	$0.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013 (a)	2012 (a)	% Increase	2013 (a)	2012 (a)	% Increase
Net income	$11.7	$10.1	15.8%	$14.3	$13.7	4.4%

Diluted shares	11.6	11.6		11.6	11.6

Diluted EPS	$1.01	$0.87	16.1%	$1.23	$1.18	4.2%
LIFO expense	0.19	0.22		0.34	0.36
Diluted EPS excluding LIFO expense	$1.20	$1.09	10.1%	$1.57	$1.54	1.9%
Cigarette inventory holding gains (1)	(0.20)	(0.16)		(0.24)	(0.22)
Foreign exchange losses	0.01	0.01		0.03	0.01
Adjusted diluted EPS (2)	$1.01	$0.94	7.4%	$1.36	$1.33	2.3%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.9 million and $3.2 million for the three months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and 2012, cigarette inventory holding gains were $4.7 million and $4.3 million, respectively.

(2) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.98% and 40.85% for the three and six months ended June 30, 2013 and 2012, respectively.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.